Exhibit 4.4

Form of Initial Note

FORM OF FACE OF INITIAL NOTE

THE NOTES REPRESENTED HEREBY, AND ANY SHARES OF PARENT COMMON STOCK ISSUABLE UPON CONVERSION THEREOF, HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HEDGED OR OTHERWISE TRANSFERRED, EXCEPT IN ACCORDANCE WITH THE AGREEMENT DEFINED ON THE REVERSE HEREOF AND (1) (X) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (Y) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR (Z) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND (2) WITH THE ISSUER’S PRIOR WRITTEN CONSENT AS AND TO THE EXTENT PROVIDED IN SUBSECTION 12.1.A OF THE AGREEMENT. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. ANY TRANSFEREE, BY ITS ACCEPTANCE OF THIS NOTE, AGREES TO BE BOUND BY AND ADHERE TO THE OBLIGATIONS OF THE NOTE HOLDERS UNDER THE AGREEMENT, INCLUDING SUBSECTION 12.22 THEREOF.

11.0% Senior Secured Notes due 2025

No. [ ]	$	[	]

Cheniere CCH HoldCo II, LLC, a limited liability company duly formed and validly existing under the laws of the state of Delaware in the United States of America (herein called the “Issuer”), which term includes any successor to Issuer under the Agreement referred to on the reverse hereof), for value received hereby promises to pay to [        ], or its registered assigns, the principal sum of [        ] DOLLARS ($[        ]) (which amount may from time to time be increased or decreased by adjustments made on the Note Register in accordance with the Agreement referred to on the reverse hereof) on May 13, 2025 or such earlier date as the obligations under the Agreement become due and payable in accordance with the terms thereof. The Issuer will pay principal of any Note and interest and premium, if any, thereon, as provided on the reverse hereof and as more fully specified in the Agreement referred to on the reverse hereof, on each Payment Date or other payment date, as the case may be.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including provisions giving the Note Holder the right to exchange this Note for shares of Parent Common Stock and to the requirement that the Issuer offer to repurchase this Note upon certain events, in each case, on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Agreement referred to on the reverse hereof. Such further provisions set forth in the Agreement shall for all purposes have the same effect as though fully set forth herein. Capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in such Agreement, and the rules of interpretation set forth in subsection 1.3 of the Agreement shall apply to this Note. In the case of any conflict between this Note and such Agreement, the provisions of such Agreement shall control.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

CHENIERE CCH HOLDCO II, LLC

By:
Name:
Title:

Date:

FORM OF REVERSE OF INITIAL NOTE

CHENIERE CCH HOLDCO II, LLC

11.0% Senior Secured Notes due 2025

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its 11.0% Senior Secured Notes due 2025 (the “Notes”) and as an “Initial Closing Date Note” under the Agreement defined below, initially limited in aggregate principal amount to $1,003,666,659, all issued or to be issued under and pursuant to an Amended and Restated Note Purchase Agreement dated as of March 1, 2015 (the “Agreement”) among the Issuer, Cheniere Energy, Inc., as parent (and solely for the purposes of acknowledging and agreeing to Section 9), the Note Purchasers party thereto from time to time (each a “Note Holder” and collectively, “Note Holders”), The Bank of New York Mellon, as collateral agent for the Note Holders, and EIG Management Company, LLC, as administrative agent for the Note Holders (“Agent”), to which Agreement and all agreements supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the parties thereto.

Except as provided for in the Agreement, principal and premium on this Note shall be payable only against surrender therefor, while payments of interest on this Note in cash shall be made, in accordance with the Agreement and subject to applicable laws and regulations, by wire transfer to such account as any Note Holder shall designate in accordance with subsection 3.6B of the Agreement.

1. Interest. The Notes will bear interest at a rate of 11.0% per year. Interest on the Notes will accrue from, and including May 13, 2015, or from the most recent date to which interest has been paid or duly provided for; provided that Pre-Issuance Accrued Interest shall accrue prior to the Closing Date in accordance with the terms of the Second Amendment. Interest (other than Pre-Issuance Accrued Interest, which shall be paid on the Closing Date) will be payable quarterly in arrears on each Payment Date, beginning on July 15, 2015. Interest will be paid in cash or in kind in accordance with subsection 3.2B(iii) of the Agreement.

Interest will be paid to the person in whose name a Note is registered at 5:00 p.m. on the day (whether or not such date is a Business Day), as the case may be, immediately preceding the relevant Payment Date; provided that Pre-Issuance Accrued Interest in respect of this Note shall be paid on the Closing Date to the Note Purchaser acquiring this Note on such date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in such month.

Upon the occurrence and during the continuance of an Event of Default under the Agreement, the unpaid principal amount of the Notes (including all amounts added to principal pursuant to subsection 3.2B(iii) of the Agreement and, to the extent permitted by applicable Requirements of Law, any accrued and unpaid interest thereon and any other Note Obligations then due and payable (including any Yield Maintenance Amounts and, to the extent permitted by applicable Requirements of Law, any accrued but unpaid interest thereon), shall bear interest at a rate of 14.0% per year and shall be payable on demand.

Interest will cease to accrue on a Note upon its maturity, conversion or redemption, as the case may be.

2. Ranking. The Notes are secured by the Collateral described in the Agreement.

3. Repayment at the Option of the Issuer. No sinking fund is provided for the Notes. The Notes are redeemable from time to time, in whole or in part, at any time, at the option of the Issuer subject to a minimum amount of $25,000,000 (or, if less, the outstanding principal amount) and payment of the Yield Maintenance Amount as described in subsection 3.3C of the Agreement.

4. Repayment at Option of Note Holders. Upon the occurrence of certain events described in subsections 3.3B(i) - (v) of the Agreement, the Note Holders shall have the right to require the Issuer to repurchase all or a portion of their Notes subject to and in accordance with the terms of subsection 3.3B of the Agreement. Subsection 3.3B of the Agreement provides, among other things, that, subject to certain conditions and limitations, upon a Change of Control, the Issuer shall be required to make an offer to purchase all of the Notes at 101% of the aggregate principal amount of the Notes outstanding as of the date of such Change of Control, together with all accrued and unpaid interest thereon, as provided in subsection 3.3B(ii) of the Agreement.

5. Conversion.

a. Note Holder Initiated Conversion. Subject to and in compliance with the provisions of the Agreement (including the conditions of conversion of this Note set forth in subsections 9.5 and 9.6 thereof), the Note Holders have the right, at their option, at any time on or after the six-month anniversary of the Eligible Conversion Date for the Initial Closing Date Notes (in the case of a conversion of Initial Closing Date Notes), the Eligible Conversion Date for the Initial Second Phase Notes (in the case of a conversion of Initial Second Phase Notes) or the Eligible Conversion Date for the Additional Notes (in the case of a conversion of Additional Notes) and prior to 5:00 pm (Houston time) on the Business Day immediately preceding the ninth anniversary of the Closing Date, to exchange Notes in a minimum aggregate principal amount of $250,000,000 or an integral multiple of $1,000 in excess thereof (or to the extent the aggregate principal amount of Notes outstanding with respect to which the Eligible Conversion Date has occurred is less than $250,000,000 or is not an integral multiple of $1,000, the aggregate principal amount of Notes outstanding with respect to which the Eligible Conversion Date has occurred) for shares of Parent Common Stock as provided in, and subject to the provisions of, Section 9 of the Agreement.

b. Issuer Initiated Conversion. Subject to and in compliance with the provisions of the Agreement (including the conditions of conversion of this Note set forth in subsections 9.1 and 9.2 thereof), the Issuer hereof has the right, at its option, at any time on or after the Eligible Conversion Date for the Initial Closing Date Notes (in the case of a conversion of Initial Closing Date Notes), the Eligible Conversion Date for the Initial Second Phase Notes (in the case of a conversion of Initial Second Phase Notes) or the Eligible Conversion Date for the Additional Notes (in the case of a conversion of Additional Notes) and prior to the 5:00 pm on the Business Day immediately preceding the ninth anniversary of the Closing Date to exchange Notes in a minimum aggregate principal amount of $250,000,000 or an integral multiple of $1,000 in excess thereof (or to the extent the aggregate principal amount of Notes outstanding with respect to which the Eligible Conversion Date has occurred is less than $250,000,000 or is not an integral multiple of $1,000, the aggregate principal amount of Notes outstanding with respect to which the Eligible Conversion Date has occurred) for shares of Parent Common Stock as provided in, and subject to the provisions of, Section 9 of the Agreement.

Upon any such conversion, the Issuer will deliver shares of Parent Common Stock as set forth in the Agreement. No fractional shares will be issued upon any conversion.

In the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption or conversion of this Note in part only, the Note Register shall be adjusted to reflect such deposit or withdrawal in accordance with the Agreement. Upon surrender of this Note for partial conversion, Issuer shall also execute and deliver a new Note equal in principal amount to the unconverted portion of this Note, in each case in accordance with Section 9 of the Agreement.

6. Acceleration of Maturity. Upon the occurrence of any Event of Default described in subsection 10.1E of the Agreement with respect to Parent or Issuer, the unpaid principal amount of the Notes (including all amounts added to principal pursuant to subsection 3.2B(iii) of the Agreement) and all accrued and unpaid interest on the Notes (including all interest thereon accrued at the Default Rate), the Yield Maintenance Amount and all accrued Fees and other Note Obligations shall immediately become due and payable in the manner and with the effect provided in the Agreement. Upon the occurrence and during the continuation of any other Event of Default (other than any Fundamental Event of Default, the remedies in respect of which are set forth in subsection 10.2C of the Agreement), Agent at the direction of the Required Note Holders will, by written notice to Issuer, declare all or any portion of the unpaid principal amount of the Notes (including all amounts added to principal pursuant to subsection 3.2B(iii) of the Agreement) and all accrued and unpaid interest on the Notes (including all interest thereon accrued at the Default Rate), the Yield Maintenance Amount and all accrued Fees and other Note Obligations to be, and the same shall immediately become, due and payable in the manner and with the effect provided in the Agreement.

7. Amendments; Waiver of Past Defaults. The Agreement permits the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Note Holders under the Agreement at any time by the Issuer and the Required Note Holders, subject to certain restrictions on various amendments, which require the consent of all Note Holders as described in subsection 12.6 of the Agreement. Subject to the provisions of the Agreement, the Required Note Holders may waive compliance by the Issuer with certain provisions of the Agreement and certain past Defaults under the Agreement and their consequences. Any such consent or waiver by the Required Note Holders of any provision of or applicable to this Note in accordance with the terms and conditions of the Agreement shall be conclusive and binding upon all Note Holders and upon all future Note Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

8. Registration of Transfer and Exchange. As provided in the Agreement and subject to the limitations therein set forth, including, so long as no Default or Event of Default has occurred and is continuing and, unless such transfer is to an existing Note Holder or to any fund, account or company managed by EIG MC or any of its controlled Affiliates, the Issuer’s prior written consent, the transfer of this Note is registrable in the Note Register upon surrender of this Note for registration of transfer at the principal office of the Issuer in the United States, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer duly executed by, the Note Holders hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

This Note may not be transferred in a denomination of less than $1,000,000, unless a denomination of less than $1,000,000 is necessary to enable the registration of the transfer of the entire principal amount of this Note.

Any transferee of this Note, by its acceptance of a Note registered in its name, agrees to be bound by, and adhere to, the obligations of the Note Holders under the Agreement, including subsection 12.22 thereof.

The parties to each assignment shall pay a processing and recordation fee in accordance with subsection 12.1A of the Agreement, and the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Issuer and any agent of the Issuer may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuer nor any such agent shall be affected by notice to the contrary.

9. Denominations. Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Note Holder surrendering the same.

In addition to the rights provided to Note Holders under the Agreement, Note Holders shall have all the rights set forth in the Registration Rights Agreement dated as of May 13, 2015, among the Issuer, Parent and Agent.

This Note and any claim, controversy or dispute arising under or related to this Note shall be governed by and construed in accordance with the laws of the State of New York.